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PeopleSoft, Inc.
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Dear Stockholder:

I am writing to let you know about an urgent issue that affects your interests as a PeopleSoft stockholder. The PeopleSoft 2003 Proxy contains a proposal urging our Board of Directors to adopt a policy of expensing our stock options. If adopted, this proposal would be damaging to PeopleSoft and ultimately to you as a stockholder. We strongly oppose this proposal and urge you to vote NO on Proposal 4. Let me explain why.

The integrity of corporate financial reporting has come under increased scrutiny in the wake of recent corporate scandals. Important reforms have been established to restore the confidence of investors. PeopleSoft has welcomed these reforms. We were one of the first companies to certify our financial statements under Sarbanes-Oxley, and we continue to embrace "best practices" in our financial reporting and corporate governance policies. We are committed to providing accurate and transparent financial information to our stockholders and investors.

The proposal to expense stock options, however, is not a reform. Employee stock options have no economic impact on a company. There is no expense to a company when it grants stock options; therefore, any "value" attributed to the options has no business being on the P & L. Instead, options represent an employee's participation in the stock value he or she helps create. To reflect a theoretical cash value of our employee options in our financial statements would misrepresent the nature of stock options and reduce the accuracy of our financial reporting.

What's more, there is no single method of valuing options. After years of review and analysis, accounting authorities have yet to agree on a standard method for valuing employee stock options. As a result, similar companies can implement completely different methods of determining the theoretical value of employee stock options. The absence of a standard method of calculation again results in less accuracy in financial reporting because it is impossible to compare companies' earnings. I firmly believe the interests of all stockholders would be damaged by more confusion around the accuracy of financial results.

In addition to causing accounting confusion, the expensing of options would result in the loss of an important tool for attracting and incenting the most qualified employees. Recent studies have clearly demonstrated that companies with broad-based option plans perform better. At PeopleSoft, over 80 percent of our employees have stock options. Our employees understand how their efforts impact stockholder value. If we have to expense a theoretical option value, we could be forced to limit or stop our broad-based grants. The result will be that our employees' interests will not be as closely aligned with those of our stockholders as they are now.

Congress is also concerned about the proposal to expense stock options, introducing legislation that would maintain the current accounting treatment of option grants through 2006 while the SEC reviews the advisability of any changes to the current accounting rules. The Congressional findings that led to the introduction of this bill included the position that broad-based employee stock option plans increase shareholder value.

Finally, it is nonsensical to think that any of the corporate scandals or individual misconduct that were the catalysts for the sweeping legislative and regulatory changes of the last year could have been avoided by a requirement that stock options be expensed. Enron and WorldCom were examples of "creative accounting" practices used to hide poor financial performance. The scandals had nothing to do with expensing stock options.

Please join me in voting AGAINST Proposal 4 to expense stock options under consideration at our Annual Meeting.

Sincerely,

/s/ Craig A. Conway

Craig A. Conway
President, CEO

Dear Stockholder,

In our 2003 Proxy, we are asking our stockholders to approve a stock option plan for our Board of Directors. I wanted to provide you with additional information on the proposed plan and urge you to vote in favor of it.

    This is a replacement plan:    The proposed plan replaces the 1992 plan that expired in December 2002. The previous plan authorized 2.4 million shares; only 1 million of those shares were utilized and approximately 500,000 of those remain as unexercised options. It is both our belief and that of many corporate governance experts that it is critical that directors have equity in the company to align their interests with those of other stockholders. Unless this plan is approved, the directors will not receive options as part of their compensation—they are not eligible to participate in any of the Company's other stock plans.

    The dilution is less than .5% (half of one percent):    The option plan provides for 2 million shares which can be used for option grants or restricted stock grants. This represents a dilution of less than half of one percent, assuming all the options available under the plan were granted. The total dilution across all of our plans (both employee plans and the expired director plan) is around 21%.

    Current grants to directors total 125,000 options annually:    We grant 25,000 options a year to each nonemployee director, for a total of 125,000 options per year. New directors get an initial, one time grant of 60,000 options.

    Option terms do not allow for repricing; grants are at fair market value:    The terms of the plan are detailed in the proxy, but the options would be granted at fair market value and cannot be repriced. The Board, not management, determines the size and other terms of the grants.

We urge you to vote FOR Proposal Number 2.

If you have any questions, or would like further information, please feel free to contact:

Anne Jordan	Lori Varlas	Carol Vanairsdale
SVP, General Counsel	VP, Investor Relations	Sr. Corp. Counsel
925.694.8863	925.694.7313	925.694.8669
anne_jordan@peoplesoft.com	lori_varlas@peoplesoft.com	carol_vanairsdale@peoplesoft.com

Anne S. Jordan